Exhibit 10.3

UNOVA, INC.

2002 DIRECTOR STOCK OPTION AND FEE PLAN

As Amended Effective January 1, 2005

1.   Purpose. The UNOVA, Inc. 2002 Director Stock Option and Fee Plan (the “Plan” ) is intended to provide an incentive to members of the board of directors of UNOVA, Inc., a Delaware corporation (the “Company” ), who are neither officers nor employees of the Company, to remain in the service of the Company and increase their efforts for the success of the Company and to encourage such directors to own shares of the Company’s stock, thereby aligning their interests more closely with the interests of the Company’s shareholders. The Plan is also intended to assist the Company in attracting experienced and qualified candidates to become members of the Board.

2.   Definitions.

“1997 Plan” means the UNOVA, Inc. Director Stock Option and Fee Plan, adopted September 24, 1997, and amended July 27, 1999.

“Average Quarterly Price” means the average of the Fair Market Value of Common Stock on each trading date of a calendar quarter.

“Accrued Quarterly Meeting Fees” means the amount of Meeting Fees earned by a Director for the preceding calendar quarter to which an Option Election applies.

“Board” means the Board of Directors of the Company.

“Cash Account” means the bookkeeping account established by the Company for the deferral of Fees by Directors which will be credited with interest pursuant to Section 6(d) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Deferral Election” means an election pursuant to Section 6 hereof to defer receipt of Fees into a Share Account or Cash Account.

“Deferred Amounts” mean the amounts credited to a Director’s Share Account or Cash Account pursuant to a Deferral Election or otherwise pursuant to Section 6(h).

“Director” means a member of the Board who is neither an officer nor an employee of the Company. A director of the Company shall not be deemed to be an employee of the Company solely by reason of the existence of a consulting contract between such director and the Company or any subsidiary thereof pursuant to which the director agrees to provide consulting services as an independent consultant to the Company or its subsidiaries on a regular or occasional basis for a stated consideration. The term “Director” as used in this Plan shall include any person who may hereafter become an advisory director of the Company, as that term is used in the Company’s By-Laws.

“Effective Date” means January 1, 2002, subject to approval by the Company’s shareholders as provided in Section 12 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, the average of the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Board in good faith.

“Fees” means Retainer Fees and Meeting Fees.

“Meeting Fees” means fees scheduled to be paid to a Director for attendance at Board or committee meetings.

“Options” means the options to purchase Common Stock granted to a Director under (i) Section 5(d) pursuant to an Option Election or (ii) under Section 7(a) as an annual grant.

“Option Election” means the election by a Director to receive Options in lieu of Meeting Fees as set forth in Section 5(d) hereof.

“Option Ratio” means (i) for calendar year 2002, one (1) share of Common Stock to be issued upon exercise of an Option divided by One Dollar ($1.00) of Accrued Quarterly Meeting Fees, and (ii) for calendar years after 2002, such number of shares of Common Stock per One Dollar ($1.00) of Accrued Quarterly Meeting Fees, if any, as the Board may authorize for such calendar year; provided, however, that the Option Ratio under this Plan for a calendar year shall be the same as the option ratio offered to the Company’s senior management employees for such calendar year.

“Retainer Fees” means the annual retainer scheduled to be paid to a Director for the calendar year and additional annual fees scheduled to be paid to a Director for serving as Chair of a Board committee.

“Share Account” means the bookkeeping account established by the Company for the deferrals of Fees by Directors, which will be credited with Share Units pursuant to Section 6(a) hereof.

“Share Election” means the election by a Director to receive shares of Common Stock in lieu of Meeting Fees as set forth in Section 5(b) hereof.

“Share Unit” means a share of Common Stock credited as a bookkeeping entry to a Director’s Share Account. Each Share Unit shall represent the right to receive one share of Common Stock.

“Subsequent Election” means a Deferral Election with respect to Fees earned during the current calendar year or prior calendar years as set forth in Section 6(b) hereof.

3.   Administration of the Plan. Subject to the express provisions of the Plan, the Board will have complete authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective option agreements (which need not be identical); and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s determination on the matters referred to in this Section 3 shall be conclusive.

4.   Stock Reserved for the Plan. The number of shares of Common Stock authorized for issuance under this Plan is 500,000 plus (i) the number of shares reserved and available for issuance under the 1997 Plan on the Effective Date of this Plan and (ii) any shares subject to grants made under the 1997 Plan, but which subsequently expire or are canceled, forfeited, or terminated. The number of shares of

Common Stock issuable under this Plan shall be subject to adjustment pursuant to Section 10 hereof. Shares of Common Stock delivered hereunder may be either authorized but unissued shares or previously issued shares reacquired and held by the Company as treasury shares.

5.   Terms and Conditions of Payment of Fees in the Form of Shares or Options.

(a)  Retainer Fees. Subject to Section 5(f) hereof, each Director shall receive in the form of Common Stock (subject to a Deferral Election) all, or such lesser amount as the Board may determine from time to time in the exercise of its judgment, of his or her Retainer Fees earned in each calendar year. The shares of Common Stock (and cash in lieu of fractional shares) issuable under this Section 5(a) shall be issued quarterly in accordance with Section 5(c) hereof.

(b)  Meeting Fees; Share Election. Subject to Section 5(f) hereof, each Director may make an annual election (the “Share Election”) to receive in the form of Common Stock (subject to a Deferral Election) any or all of his or her Meeting Fees earned in each calendar year; provided, however, that such Share Election must be made with respect to at least an aggregate of 10% of the Director’s Meeting Fees, in multiples of 10%. Unless a Director has made a Share Election with respect to 100% of his or her Meeting Fees, a Director may also make an Option Election for a calendar year with respect to all or any portion of the remaining percentage of his or her Meeting Fees. The shares of Common Stock (and cash in lieu of fractional shares) issuable pursuant to a Share Election shall be issued quarterly in accordance with Section 5(c) hereof. The Share Election must be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year preceding the calendar year in which the applicable Fees are to be earned; provided, however, that any Director who commences service on the Board on or subsequent to January 1 of a calendar year may make a Share Election during the thirty-day period immediately following the commencement of his or her directorship. A Share Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless revoked in writing or modified by a subsequent Share Election or Option Election, as the case may be, with respect to future calendar years on or prior to December 31 of the calendar year preceding the calendar year in which such revocation shall take effect and in accordance with the provisions hereof.

(c)  Issuance of Shares. Shares of Common Stock issuable to a Director pursuant to Sections 5(a) and 5(b) shall be issued to such Director on the first business day following the end of each calendar quarter. The total number of shares of Common Stock to be so issued shall be determined by dividing (x) the dollar amount of the Director’s Retainer Fees for the preceding calendar quarter and any Meeting Fees for the preceding calendar quarter to which a Share Election applies, by (y) the Average Quarterly Price for the preceding quarter. In no event shall the Company be required to issue fractional shares. In the event that a fractional share of Common Stock would otherwise be required to be issued, an amount in lieu thereof shall be paid in cash based upon the Fair Market Value of such fractional share on the last business day of the preceding calendar quarter.

(d)  Meeting Fees; Option Election.  If the Board authorizes the Company for any calendar year to grant to any class of senior management employees options to purchase Common Stock in lieu of cash compensation, the Board may also authorize the Company to grant Options to Directors for such calendar year in accordance with the terms of this Section 5(d) and Section 5(e). If authorized by the Board and subject to Section 5(f) hereof, each Director may make an annual election (the “Option Election”) to receive in the form of Options any or all of his or her Meeting Fees earned in each calendar year; provided, however, that such Option Election must be made with respect to at least an aggregate of 10% of the Director’s Meeting

Fees, in multiples of 10%. Unless a Director has made an Option Election with respect to 100% of his or her Meeting Fees, a Director may also make a Share Election for a calendar year with respect to all or any portion of the remaining percentage of his or her Meeting Fees. Options granted pursuant to an Option Election shall be granted quarterly in accordance with Section 5(e) hereof. The Option Election must be in writing and delivered to the Secretary of the Company on or before December 31 of the calendar year preceding the calendar year in which the applicable Meeting Fees are to be earned; provided, however, that any Director who commences service on or subsequent to January 1 of a calendar year may make an Option Election during the thirty-day period immediately following the commencement of his or her directorship. An Option Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless revoked in writing or modified by a subsequent Share Election or Option Election, as the case may be, with respect to future calendar years on or prior to December 31 of the calendar year preceding the calendar year in which such revocation shall take effect and in accordance with the provisions hereof; provided, however, that if the Board does not authorize an Option Election for a calendar year, then a Director’s Option Election shall become void for that year and subsequent calendar years, a Director shall have the right to make a Share Election for such calendar year in accordance with Section 5(b), provided that such Share Election is made or before December 31 of the preceding calendar year, and such Director must make a new Option Election for any subsequent calendar year for which the Board authorizes Option Elections.

(e)  Option Grants.  Options to be granted to a Director pursuant to Section 5(d) shall be granted to such Director on the first business day following the end of each calendar quarter, except for the first quarter of 2002, in which case the date of grant shall be April 15, 2002. The total number of shares of Common Stock that a Director shall have the right to purchase pursuant to such Option shall be equal to the Option Ratio multiplied by such Director’s Accrued Quarterly Meeting Fees. In no event shall the Company be required to grant Options to purchase fractional shares. If an Option to purchase a fractional share of Common Stock would otherwise be required to be granted, the number of shares of Common Stock subject to such Option shall be rounded up to the next highest whole number of shares. The exercise price per share of Common Stock of each Option so granted (i) with respect to the first calendar quarter of 2002 shall be equal to the Fair Market Value of the Common Stock on April 15, 2002, which is the date of grant, and (ii) with respect to all subsequent calendar quarters shall be equal to the Fair Market Value of the Common Stock on the date of grant. Options shall be exercisable immediately on the date of grant, except that no option shall be exercisable unless and until shareholder approval of this Plan. The Options shall have such other terms and conditions not inconsistent with the express provisions of this Plan regarding payment, expiration, termination, and transfer as the Board may determine from time to time, which terms and conditions need not be identical to those of the Options granted pursuant to Section 7 of this Plan.

(f)  Termination of Services.   If a Director ceases to be a Board member before the end of a calendar quarter, the Director shall receive in cash the Fees such Director would otherwise have been entitled to receive for such quarter in the absence of this Plan.

6.   Terms and Conditions of Deferral Elections.

(a)  In General.  Each Director may irrevocably elect annually to defer receiving all or a portion of (i) the shares of Common Stock that would otherwise be issued in connection with such Director’s Retainer Fees in respect of a calendar year, (ii) the shares of Common Stock that would otherwise be issued upon a Share Election, or (iii) such Director’s Meeting Fees in respect of a calendar year that are not subject to a Share Election (a “Deferral Election”). A Director who

has made a Deferral Election with respect to shares of Common Stock shall have the number of shares of Common Stock that are the subject of the Deferral Election credited to a Share Account in the form of Share Units. A Director who has made a Deferral Election with respect to Meeting Fees that are not subject to a Share Election shall have the amount of deferred fees credited to a Cash Account.

(b)  Timing of Deferral Election.  The Deferral Election shall be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year preceding the calendar year in which the applicable Fees are to be earned; provided, however, that a Director who commences service on the Board on or subsequent to January 1 of a calendar year may make a Deferral Election during the thirty-day period immediately following the commencement of his or her directorship; and provided, further, that such Director may not defer payment of any Fees earned prior to the date on which such Director makes such Deferral Election. A Deferral Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless revoked or modified by a subsequent Deferral Election with respect to future calendar years on or prior to December 31 of the calendar year preceding the calendar year in which such revocation shall take effect and in accordance with the provisions hereof. Any subsequent Deferral Election with respect to Fees earned during the current calendar year or prior calendar years (a “Subsequent Election”) shall be restricted as follows:

(i)	Any Subsequent Election that either delays a payment or changes a payment election under Section 6(f) hereof may not take effect for at least 12 months after the Subsequent Election is made;

(ii)	Payment under a Subsequent Election must be delayed for at least five years from the original payment date (except as otherwise set forth in Section 6(g) hereof); and

(iii)	Subsequent Elections must be made at least 12 months prior to the date of the first scheduled payment pursuant to Section 6(f) hereof.

(c)  Share Accounts.  Each Share Account shall be deemed to be invested in shares of Common Stock. Whenever regular cash dividends are paid by the Company on outstanding Common Stock, there shall be credited to the Director’s Share Account additional Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units in such Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of the Common Stock on the payment date of the dividend.

(d)  Cash Accounts.  Each Director’s Cash Account shall be credited with interest on the last day of each calendar quarter calculated on the basis of the average daily balance in the Cash Account during the calendar quarter. The interest rate for any calendar quarter shall be the prime rate of interest as reported in the Wall Street Journal as the prevailing prime rate of interest on the first business day of the calendar quarter.

(e)  Commencement of Payment.  Except as otherwise provided in Section 6(g) hereof, a Director’s Deferred Amounts shall become payable in the January following the year in which the Director terminates service as a Director. Payments from a Share Account shall be made by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based upon the Fair Market Value of such fractional share on the last business day of the preceding calendar quarter.

(f)  Timing of Payments.  Subject to Section 6(g) hereof, each Director shall elect in his or her Deferral Election to receive payment of his or her Deferred Amounts either in a lump sum or in two to fifteen substantially equal annual installments.

(g)  Distributions Upon Death, Disability or Unforeseeable Emergency.  In the event of a Director’s death, payment of the remaining portion of the Director’s Deferred Amounts will be made to the Director’s beneficiary (or, if no beneficiary has been designated, to the Director’s estate or other legal representative) in the same form as the Director has elected; provided, however, that if permitted under the Code and the rules and regulations promulgated thereunder, such payment of the remaining portion of the Director’s Deferred Amounts will be made to the Director’s beneficiary (or, if no beneficiary has been designated, to the Director’s estate or other legal representative) in a lump sum as soon as practicable following the Director’s death. Notwithstanding any Deferral Election, in the event of disability (as defined in Section 409A(a)(2)(C) of the Code) or severe financial hardship to a Director resulting from an illness or accident of the Director, the Director’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, a Director may, by providing written notice to the Secretary of the Company, withdraw any portion of the Share Units in his or her Share Account (in an equivalent number of shares of Common Stock) and/or cash in his or her Cash Account provided that, as determined under regulations of the Secretary of the Treasury, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(h)  No Account Transfers.  A Director may not transfer or convert a Share Account to a Cash Account, or vice versa.

(i)  Status of Accounts.  The Share and Cash Accounts shall not be funded, and all Deferred Amounts shall be held in the general assets of the Company and be subject to the general creditors of the Company.

7.   Annual Grants of Stock Options.

(a)  Annual Grants.  Commencing in 2005, Options to purchase 10,000 shares of Common Stock shall be granted to each Director automatically on the first business day of January in each year. Any person who becomes a Director at any other time of the year shall receive a pro-rata portion of the Annual Grant, based upon the time remaining in such year. The Board shall have the right to increase or decrease the number of shares of Common Stock subject to the annual grant of Options to Directors as the Board may determine is necessary or appropriate to attract and retain persons to serve as members of the Board, it being understood that all such grants and changes in the number of options granted shall comply with Section 16 of the Exchange Act and the rules promulgated thereunder and the Internal Revenue Code of 1986, as amended.

(b)  Option Price Per Share.  Options granted pursuant to this Section 7 shall be exercisable at a price per share equal to the Fair Market Value of the Common Stock on the date of the grant of the Option.

(c)  Period of Option.  Each Option granted pursuant to this Section 7 shall become exercisable on the first anniversary of the date upon which it is granted; provided, however, that all options granted pursuant to this Section 7 shall become exercisable in full upon the first to occur of (i) the retirement of the Director in accordance with the mandatory retirement policy for members of the Board, (ii) the total and permanent disability of the Director, or (iii) the death of the Director while a member of the Board. Each Option granted pursuant to the Plan shall remain exercisable until the expiration of three years following the first to occur of the retirement or resignation of the optionee as a director of the Company (or the failure of the optionee to be re-elected a director of the Company), the total and permanent disability of the optionee, or the death of the optionee.

(d)  Exercise of Options.  Options may be exercised only by written notice to the Company at its corporate office accompanied by payment of the full consideration for the shares as to which they are exercised. The purchase price is to be paid in full to the Company upon the exercise of the option (i) by cash, including a personal check payable to the order of the Company, or (ii) by delivering Common Stock already owned by the optionee for a period of at least six months (valued at Fair Market Value as of the date of delivery), or (iii) any combination of cash and Common Stock so valued.

(e)  Nonstatutory Options.  No option granted hereunder shall constitute an “incentive stock option” as that term is defined in the Code.

8.   Modification, Extension, and Renewal of Options.  The Board shall have the power to modify, extend, or renew outstanding options and authorize the grant of new options in substitution therefor, provided that such power may not be exercised in a manner which would (i) alter or impair any rights or obligations of any option previously granted without the written consent of the optionee, (ii) adversely affect the qualification of the Plan or any other stock-related plan of the Company under Rule 16b-3 under the Exchange Act, (iii) lower the exercise price of existing options, or (iv) substitute new options for previously granted options having a higher exercise price.

9.   Limitation of Rights.

(a)  No Right to Continue as a Director.  Neither the Plan, nor the granting of an option or the making of a Share Election, Option Election or Deferral Election, or any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time, or at any particular rate of compensation.

(b)  No Shareholder’s Rights.  An optionee or a Director who has made a Share Election, Option Election or Deferral Election (or his or her representative) shall have no rights as a shareholder with respect to the shares covered by his or her options, Share Election or Option Election or to any Share Units with respect to a Deferral Election until the date of the actual issuance to him or her (or such representative) of shares of Common Stock (either through the Company’s Direct Registration System or by certification) and, subject to Sections 6(c) and 10 hereof, no adjustment will be made for dividends or other rights for which the record date is prior to the date such shares are issued.

10.   Effect of Certain Changes in Capitalization.  In the event of any change in corporate capitalization (such as a stock split), any corporate transaction (such as any merger, consolidation or separation (including a spinoff)), any other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in

Section 368 of the Code) or any partial or complete liquidation of the Company, the Board shall equitably adjust the Share Account to reflect any such transaction and shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding options, in the number and kind of shares subject to option grants pursuant to an Option Election and automatic option grants pursuant to Section 7 and/or such other equitable substitution or adjustments in the terms of options as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any option shall always be a whole number.

11.   Change in Control.

(a)  Definition. For purposes of the Plan, a “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(2)(A)(v) of the Code and the regulations thereunder and interpretations thereof, as the same may be applicable from time to time.

(b)  Consequences of Change in Control.   Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control:

(i)	all Share Units credited to a Share Account shall be converted into Common Stock and together with all
Deferred Amounts credited to a Cash Account shall be transferred as soon as practicable to each Director;

(ii)	Fees earned in respect of the calendar quarter in which the Change in Control occurs shall be paid in cash as soon as practicable; and

(iii)	all Options shall immediately vest and become exercisable in full.

12.   Term of Plan.  This Plan shall be effective as of the Effective Date, subject to approval of the Plan by the shareholders of the Company at the first annual meeting of shareholders after the Effective Date. The Plan shall terminate on December 31, 2011, unless earlier terminated by the Board. Notwithstanding the Plan’s termination, amounts shall be delivered pursuant to any Deferral Election made prior to the Plan’s termination in accordance with such election. Options may be granted under the Plan at any time prior to the termination of the Plan. Deferral Elections, Share Elections and Option Elections may not be made for any Fees which would be paid following the date of the termination of the Plan. If the shareholders of the Company do not approve this Plan, then this Plan shall be void, all Share Elections and Deferral Elections made with respect to this Plan shall be deemed to be Share Elections and Deferral Elections under the 1997 Plan, and all shares of Common Stock issued, Share Units credited to a Director’s Share Account, and Fees credited to a Director’s Cash Account under this Plan shall be deemed to have been issued and credited under the 1997 Plan.

13.   Amendment; Termination.  The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which is required by any regulation, law or stock exchange rule to be approved by shareholders shall be effective unless it is approved by the shareholders of the Company entitled to vote thereon. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Director, under any option or under any election theretofore in effect under the Plan, or with respect to Deferred Amounts, without such Director’s consent.

14.   Nontransferability.  No Option, or right or interest of any Director in Deferred Amounts, shall be transferable by a Director other than (i) by will or by the laws of descent and distribution,

(ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended), or (iii) in the case of an Option, as otherwise expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to such optionee’s family, whether directly or indirectly or by means of a trust or partnership or otherwise. All Options or rights with respect to Deferred Amounts shall be exercisable, during the Director’s lifetime, only by the Director or by the guardian or legal representative of the Director or an alternate payee pursuant to a qualified domestic relations order or, in the case of an Option, by any person to whom such Option is transferred pursuant to the preceding sentence. Under the Plan, it is understood that the term “optionee” includes the guardian and legal representative of the Director named in the option agreement and any person to whom an Option is transferred by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise described above.

15.   Beneficiaries.  The Board shall establish such procedures as it deems appropriate for a Director to designate a beneficiary to whom any amounts payable in the event of a Director’s death are to be paid or by whom any Options held by a Director may be exercised following his or her death. Directors shall make a beneficiary election with respect to Deferred Amounts at the same time that a Deferral Election is made.

16.   Compliance with Law, Etc.   Notwithstanding any other provision of the Plan or agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(a)  the listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange or such other securities exchange or NASDAQ as may at the time be the principal market for Common Stock;

(b)  any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c)  the obtaining of any other consent, approval, or permit from any state or federal governmental agency, which the Board shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

17.   Notice.  Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

18.   Governing Law.  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and shall be construed accordingly.

19.   Headings.  The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

20.   Termination of the 1997 Plan.  If the shareholders of the Company approve this Plan as provided in Section 12 hereof, the 1997 Plan shall terminate in accordance with Section 12 thereof as of the date of such approval. In that case, Share Accounts and Cash Accounts maintained under the 1997 Plan shall be converted to and maintained as Share Accounts and Cash Accounts under this Plan. If the shareholders of the Company do not approve this Plan, then the 1997 Plan shall continue in full force and effect until terminated in accordance with the provisions thereof, all grants of options made pursuant to

Sections 5(d) and 5(e) shall be null and void, and all Share Elections and Deferral Elections made under this Plan shall be deemed to have been made under the 1997 Plan.

21.   Savings Clause.  This Plan is intended to comply in all respects with the American Jobs Creation Act of 2004 and the rules and regulations promulgated thereunder and the interpretations thereof (collectively, the “AJCA”). In the event that any provision of this Plan violates AJCA or would result in imposition of any excise tax, penalties or similar adverse tax consequences to the Company or any Director, such provision shall without further action by the Board be modified, restricted or nullified, as appropriate to avoid such adverse tax consequences. In addition, if the time or form of any payment election is made in accordance with this Plan, but in violation of the AJCA, then such payment election shall be null and void, and all amounts deferred shall be paid or payments thereof shall commence on the earliest date permitted in accordance with the AJCA without the imposition of any excise tax, penalties or other adverse tax consequences to the Director and the Company.